Exhibit 99.1

For immediate release.	Contact:	John Van Blaricum
913.307.1017

Mediware Acquisitions Expand Home Infusion Market Share

Addition of Healthcare Automation Inc. and Advantage Reimbursement Inc. grows Mediware’s home infusion customer base from 150 to 450 customer facilities

LENEXA, KS November 24, 2009 - Mediware Information Systems, Inc. (Nasdaq: MEDW) announced today that it will acquire Healthcare Automation Inc. (HAI) and Advantage Reimbursement Inc. (ARI)  and continue the company’s market expansion strategy to increase its penetration of the home care solutions market. The two organizations, acquired from a single ownership group, provide software and outsourced reimbursement services to home health providers, specifically home infusion and specialty pharmacies. Terms of the deal include a cash payment of $5.5 million, with an additional cash payment of up to $1.5 million if performance targets are met. Mediware expects to complete the acquisition before December 15.

“The additions of these organizations to Mediware are an exciting expansion of a growth strategy that includes strategic acquisitions, developing new products, and expansion of our existing customer base,” said Thomas Mann, Mediware’s president and chief executive officer. “Adding to the acquisition of HOS just over a year ago, our home infusion customer base will increase to more than 450 facilities.”

Home health products and services became a focus for Mediware last year with the acquisition of Hann's On Software (HOS) and the Ascend pharmacy management system. These products help ensure safe and efficient drug therapies in small acute care and outpatient hospitals, as well as home infusion providers and specialty pharmacies.

The HAI acquisition expands Mediware’s market penetration by adding complementary pharmacy, home medical equipment, home healthcare and billing capabilities. In addition, advanced mobile technologies document care plans and medications at the time the therapy is administered. HAI also brings remote hosting capabilities that lower the operating costs for these solutions.

“Research into the specialty pharmacy market indicates the segment is growing at an impressive 20% annual rate,” continued Mr. Mann. “These types of services are becoming increasing popular as they allow therapies to be continued on an outpatient basis to lower the overall cost of care.  While cost management is always a concern, medication safety remains our industry’s highest priority and Mediware’s substantial medication management experience provides a significant advantage over other vendors in the market.”

The ARI acquisition adds an outsourcing business that manages reimbursement and collections throughout the United States to Mediware’s product portfolio. This provides the company with an additional recurring revenue stream as well as a wealth of industry knowledge regarding reimbursement practices and changing regulations. ARI will operate as a wholly owned subsidiary of Mediware.

“These are well run businesses, with excellent customer relationships and a proven track record of success,” said Mr. Mann. “I’m very happy that we will retain all employees and look forward to investing in growth for this market to become the top vendor for solutions, service and customer satisfaction.”

Key leaders for each business are being retained, including the group’s CEO, Ken Pereira, and other operational leaders. Mr. Pereira will become a Mediware vice president and general manager, leading the Company’s new Alternate Care Solutions group.

The acquisitions of HAI and ARI represent the fourth and fifth Mediware acquisitions in 24 months. Mediware’s strategy is to acquire sound businesses with products and services in or adjacent to the company’s core markets. Prior acquisitions include:

•
November 2007: Integrated Marketing Solutions provided donor recruitment technologies to blood centers. IMS formed the basis for Mediware’s Blood Center Technologies product group that provides integrated technology for blood and plasma centers.

•
November 2008: Hann’s On Software added to existing pharmacy management capabilities with a robust medication management solution targeting smaller healthcare organizations. HOS expanded Mediware into home health technology solutions.

•
June 2009: SciHealth added a powerful business intelligence solution used by more than 100 hospitals. The Insight product, which allows hospitals to create performance managing dashboards, launched a new product group for the company as well as enhances the overall usability of Mediware’s other software systems.

About Mediware
Mediware delivers interoperable best of breed software systems that integrate with electronic medical records to improve efficiencies and address safety concerns to enable healthcare organizations to improve care processes while decreasing costs. Core Mediware solutions include blood management technologies for hospitals and blood centers; medication management solutions for hospitals, behavioral health facilities, infusion and specialty pharmacy providers; and business intelligence based performance management solutions for clinical, regulatory and financial aspects of the broader healthcare market. For more information about Mediware products and services, visit our web site at www.mediware.com.

###

Certain statements in this press release may constitute "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, as the same may be amended from time to time (the "Act") and in releases made by the SEC from time to time.  Such forward-looking statements are not based on historical facts and involve known and unknown risks, uncertainties and other factors disclosed in the Company's Annual Report on Form 10-K for the year ended June 30, 2007, which may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements.  The Company disclaims any obligation to update its forward-looking statements.